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                                                                    EXHIBIT 99.6

                  AGREEMENT OF COMMITMENT TO EXERCISE RIGHTS

          THIS AGREEMENT is entered into this as of the ___ day of January, 2001, by and among Charles & Colvard, Ltd., a North Carolina corporation (the "Company"), and ________________ (the "Purchaser").

                                   RECITALS:

          WHEREAS, the Company proposes to issue rights to purchase its common stock, no par value per share (the "Common Stock"), pursuant to a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission in December 2000 (the "Rights Offering"); and

          WHEREAS, the Company and the Purchaser are entering into this Agreement to provide for a minimum subscription amount for the Rights Offering.

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

          1. Recitals and Incorporation by Reference. The terms of the Rights Offering are incorporated herein by reference to the Registration Statement and shall govern the exercise of rights by the Purchaser except as otherwise expressly provided in this Agreement. All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Registration Statement.

          2.   Commitment to Exercise Rights and Subscribe for Shares.

               (a) The Purchaser (i) represents that as of the date hereof he holds Common Stock that would entitle him pursuant to the Rights Offering to a Basic Subscription Privilege to purchase ______ shares of Common Stock and (ii) agrees that he shall exercise such rights to subscribe for __________ shares of Common Stock for an aggregate purchase price of $____________ effective on the closing date of the Rights Offering (the "Closing Date"):

               (b) In the event that not all stockholders exercise their Basic Subscription Privileges in the Rights Offering, the Purchaser further agrees that, effective on the Closing Date, he shall, pursuant to the Oversubscription Privilege in the Rights Offering, subscribe for ___________ additional shares of Common Stock for an aggregate purchase price of $__________.

          If stockholders of the Company subscribe for more shares than are available pursuant to Oversubcription Privileges, then the available shares shall be prorated among all subscribing stockholders as described in the Registration Statement.

          3. Mechanics of Payment for Shares. On the Closing Date, the Company shall notify the Purchaser of the number of shares that he is obligated to purchase under subsections
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2(a) and 2(b) hereof and, to the extent not previously delivered pursuant to the terms of the Rights Offering, the Purchaser shall deliver on the Closing Date the full amount of his subscription price to the Company by wire transfer (pursuant to wiring instructions provided by the Company) or other funding mechanism approved by the Company.

          4. Representations and Warranties. The Purchaser hereby represents, warrants and covenants to the Company that, in connection herewith.

               (a) Beneficial Ownership. Purchaser, either individually or collectively with Purchaser's affiliates and associates, does not beneficially own 20% or more of the Company's outstanding common stock as of the date hereof, determined pursuant to the Company's Shareholder Rights Plan dated February 21, 1999 (the "Shareholder Rights Plan"). In addition, upon consummation of the Rights Offering, Purchaser, either individually or collectively with Purchaser's affiliates and associates, will not beneficially own 20% or more of the Company's outstanding common stock as of the date of consummation of the Rights Offering, determined pursuant to the Shareholder Rights Plan and assuming, for purposes of this representation only, that shares are issued in the Rights Offering only to Purchaser and the affiliates and associates of Purchaser.

               (b) Disclosure. Prior to the execution of this Agreement, the Purchaser has had an opportunity to examine the Prospectus and other material disclosure contained or incorporated by reference in the Registration Statement, including, without limitation, has considered the risks of investment described under "Risk Factors" in the Prospectus. The Purchaser has adequate financial resources for an investment of this character, and, at this time, the Purchaser could bear a complete loss of his investment. Further, the Purchaser will continue to have, after making his investment in the Common Stock, adequate means of providing for his current needs, the needs of those dependent on him, and possible personal contingencies.

               (c) Investment Intent. The Purchaser is purchasing the Common Stock for investment purposes only and for his own account, and has no present commitment, agreement or intention to sell, distribute or otherwise dispose of any of them or to enter into any such commitment or agreement.

               (d) Rule 144. The Purchaser understands that he may be an "affiliate" of the Company as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. The Purchaser also understands that, although the Common Stock acquired by Purchaser in the Rights Offering has been registered pursuant to the Registration Statement, the Common Stock acquired by Purchaser may be deemed "control shares" and therefore for resale purposes may be subject to the requirements and restrictions of Rule 144 (except the holding period), unless such shares are again registered for resale in a subsequent registration statement. Purchaser is familiar with the provisions of Rule 144 promulgated under the Act, which, in substance, permits "affiliates" to sell unrestricted securities pursuant to certain volume limitations and other requirements under Rule 144 (except for the holding period, which does not apply to unrestricted securities).
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               (e)  Reliance on Own Advisors.  The Purchaser is relying on the
Purchaser's own legal, accounting and tax advisors with respect to this Agreement and all transactions contemplated hereby, including, without limitation, the federal, state, local and foreign tax consequences thereof. The Purchaser is relying solely on such advisors and not on any advice of the Company or any of its representatives.

               (f) Prohibitions on Cancellation, Termination, Revocation, Transferability, and Assignment. The Purchaser hereby acknowledges and agrees that, except as may be specifically provided herein or by applicable law, he is not entitled to cancel, terminate, or revoke this Agreement. The Purchaser further agrees that he may not transfer or assign its rights or obligations under this Agreement without the prior written consent of the Company.

               (g) Authority to Enter into Agreement. The Purchaser has the full right, power and authority to execute and deliver this Agreement and perform his obligations hereunder, and when executed and delivered, this Agreement will constitute a valid and legally binding obligation of such Purchaser.

               (h) Legends. Each certificate representing the Common Stock may be endorsed with the following legends:

     The registered holder of the shares represented by this certificate, at the time of issuance hereof, may be deemed an affiliate of the Corporation under the Securities Act of 1933. Such securities may not be sold, offered for sale, pledged, hypothecated or transferred in the absence of an effective registration statement covering such transaction under such Act or an opinion of counsel satisfactory to the Corporation that such registration is not required.

          5. Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Purchaser that, in connection herewith:

               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

               (b) The Company has all requisite corporate power to execute, deliver and perform this Agreement. All corporate action on the part of the Company, its directors and shareholders necessary of the authorization, execution and delivery of this Agreement, the sale and issuance of the Shares and the performance of the Company's obligations hereunder has been taken. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws of general application affecting enforcement of creditor' rights generally and (ii) general principles of equity, the application of which may deny the Purchaser the right to specific performance, injunctive relief and other equitable remedies.
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          6.   Indemnification.

               (a) The Company shall indemnify the Purchaser and hold him harmless, upon demand, from and against any losses, damages, expenses or liabilities, including without limitation reasonable attorneys' fees and expenses, which the Purchaser may sustain, suffer or incur arising from or in connection with the Company's breach of any covenant, representation, warranty, agreement, obligation or undertaking hereunder. This indemnity shall survive the closing of the transactions hereunder.

               (b) The Purchaser shall indemnify the Company and hold him harmless, upon demand, from and against any losses, damages, expenses or liabilities, including without limitation reasonable attorneys' fees and expenses, which the Company may sustain, suffer or incur arising from or in connection with the Purchaser's breach of any covenant, representation, warranty, agreement, obligation or undertaking hereunder. This indemnity shall survive the closing of the transactions hereunder.

          7. Governing Law; Jurisdiction. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of North Carolina.

          8. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and terminates any prior communication, agreement or understanding, whether written or oral. This Agreement may be modified only by a writing signed by all parties.

          9. Notices. Except in instances where notice is otherwise provided for in this Agreement, notices required to be given under this Agreement shall be given in writing and hand delivered, or mailed by registered or certified mail, return receipt requested, to Charles & Colvard, Ltd., 3800 Gateway Boulevard, Suite 311, Morrisville, North Carolina 27560 or sent by telecopier to Robert S. Thomas, President and Chief Executive Officer, Charles & Colvard, Ltd.
(919) 468-5052 in the case of the Company, and at the addresses set forth in the records of the Company, in the case of the Purchaser. The date of delivery shall be the date received if delivered by hand or sent by telecopier or facsimile, or within three (3) days of mailing, if mailed. Any party may change the address to which notice shall be delivered or mailed by notice duly given.

          10. Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, beneficiaries, legal representatives, successors, and assigns (including successive as well immediate successors to and assigns of said parties).

          11. Severability. In the event that any of the provisions of this Agreement, or portions thereof, are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

          12. Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
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          13.  Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and the year first set forth above.


                                   THE COMPANY:

                                   CHARLES & COLVARD, LTD.


                                   By:  _________________________________
                                   Name:  Robert S. Thomas
                                   Title: President and Chief Executive Officer


                                   PURCHASER:


                                   _____________________________________